Exhibit 99.2

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-12

Financial Statements:

Balance Sheet, as of December 31, 2005	F-13

Statements of Operations, for the years ended December 31, 2005 and 2004 and for the period from inception (July 9, 2002) to December 31, 2005	F-14

Statements of Stockholders’ Equity (Deficit), for the years ended December 31, 2005 and 2004 and for the period from inception (July 9, 2002) to December 31, 2005	F-15

Statements of Cash Flows, for the years ended December 31, 2005 and 2004 and for the period from inception (July 9, 2002) to December 31, 2005	F-17

Notes to Financial Statements	F-18 – F-35

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Flagship Patient Advocates, Inc. (formerly known as Flagship Healthcare Management, Inc.)

We have audited the accompanying balance sheet of Flagship Patient Advocates, Inc. (formerly known as Flagship Healthcare Management, Inc.) (a development stage company) as of December 31, 2005, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2005 and 2004, and for the period from inception (July 9, 2002) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flagship Patient Advocates, Inc. (formerly known as Flagship Healthcare Management, Inc.) as of December 31, 2005, and its results of operations and cash flows for the years ended December 31, 2005 and 2004, and for the period from inception (July 9, 2002) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, has incurred net losses from inception and has working capital and net capital deficiencies. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ J.H. Cohn LLP

Jericho, New York
March 31, 2006

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Balance Sheet
As of December 31, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$138,344
Prepaid expenses and other current assets	327,978

Total current assets	466,322

Property and equipment, net	581,165
Deferred registration costs	58,379
Restricted cash	135,000
Total	$1,240,866

LIABILITIES AND STOCKHOLDERS’ DEFECIT
Current Liabilities:
Accounts payable	$534,651
Accrued liabilities	354,748
Bank Overdraft	68,478
Due to stockholder	18,130
Notes payable	2,850,000
Total current liabilities	3,826,007

COMMITMENTS AND CONTINGENCIES

Redeemable Series A Convertible Preferred Stock; $0.001 par value, 10,948,906 shares authorized 7,255,042 shares issued and outstanding (liquidation value of $1,987,881)	1,827,639

Redeemable Series B Convertible Preferred Stock; $0.001 par value, 7,692,308 shares authorized, 5,205,768 shares issued and outstanding (liquidation value of $3,383,748)	3,350,988

Stockholders’ Deficit:
Preferred stock, $0.001 par value: 11,358,786 shares authorized, 0 shares issued and outstanding	—
Common stock, $0.001 par value: 70,000,000 shares authorized 34,567,560 shares issued and outstanding	34,567
Additional paid-in capital	3,652,905
Deficit accumulated during the development stage	(11,451,240)

Total stockholders’ deficit	(7,763,768)

Total	$1,240,866

See Notes to Financial Statements

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Statements of Operations
For the years ended December 31, 2005 and 2004 and for the period from inception (July 9, 2002) to December 31, 2005

	2005	2004	For the period from inception (July 9, 2002) to December 31, 2005

Subscription revenue	$5,194	$—	$5,194
Costs of revenue	2,649	—	2,649

Gross Profit	2,545	—	2,545

Operating expenses:
Membership services	2,338,408	874,891	3,213,299
Selling, general and administrative	4,851,815	1,969,631	7,413,672
Depreciation and amortization expense	263,131	15,757	290,287
Impairment of long-lived assets	97,500	394,554	492,054

Total operating expenses	7,550,854	3,254,833	11,409,312

Loss from operations	(7,548,309)	(3,254,833)	(11,406,767)

Interest income	6,341	5,936	12,736
Interest expense	(57,209)	—	(57,209)

Loss before provision for income taxes	(7,599,177)	(3,248,897)	(11,451,240)

Provision for income taxes	—	—	—

Net loss	$(7,599,177)	$(3,248,897)	$(11,451,240)

See Notes to Financial Statements

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 2005 and 2004 and for the Period from Inception (July 9, 2002) to December 31, 2005

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholder's Equity (Deficit)

Balances at July 9, 2002 (inception)	—	$—	$—	$—	$—
Issuance of common stock to founders at $0.001 per share in August 2002	16,000,000	16,000	—	—	16,000
Sale of common stock	2,857,150	2,857	122,143	—	125,000
Net loss	—	—	—	(107,271)	(107,271)

Balances at December 31, 2002	18,857,150	18,857	122,143	(107,271)	33,729
Issuance of common stock in exchange for goods and services at $0.056 per share in August 2003	13,678,910	13,679	746,321	—	760,000
Issuance of common stock to employees at $0.056 per share in August 2003	1,510,000	1,510	82,386	—	83,896
Cancellation of founders’ shares at $0.001 per share in August 2003	(3,510,000)	(3,510)	3,510	—	—
Issuance of options to purchase common stock to employees for services	—	—	37,243	—	37,243
Net loss	—	—	—	(495,895)	(495,895)

Balances at December 31, 2003	30,536,060	30,536	991,603	(603,166)	418,973
Exercise of stock options at $0.035 per share in August 2004	1,000,000	1,000	34,000	—	35,000
Value of warrants issued in connection with the sale of Redeemable Series A Convertible Preferred Stock	—	—	143,066	—	143,066
Accretion of Redeemable Series A Convertible Preferred Stock	—	—	(16,223)	—	(16,223)
Issuance of options to purchase common stock to employees for services	—	—	95,162	—	95,162
Issuance of options to purchase common stock to non-employees for services	—	—	275,951	—	275,951
Net loss	—	—		(3,248,897)	(3,248,897)

Balances at December 31, 2004	31,536,060	31,536	1,523,559	(3,852,063)	(2,296,968)
Exercise of stock options at $0.20 per share in September 2005	250	—	50	—	50
Accretion of Redeemable Series A Convertible Preferred Stock	—	—	(19,473)	—	(19,473)
Accretion of Redeemable Series B Convertible Preferred Stock	—	—	(4,255)	—	(4,255)
Stock issued in lieu of compensation at $0.525 per share in March 2005	3,031,250	3,031	1,588,375	—	1,591,406
Issuance of options to purchase common stock to employees for services	—	—	243,470	—	243,470
Issuance of options to purchase common stock to non-employees for services	—	—	321,179	—	321,179
Net loss	—	—	—	(7,599,177)	(7,599,177)

Balances at December 31, 2005	34,567,560	$34,567	$3,652,905	$(11,451,240)	$(7,763,768)

See Notes to Financial Statements

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Statements of Cash Flows
For the years ended December 31, 2005 and 2004 and for the period from inception (July 9, 2002) to December 31, 2005

	2005	2004	For the period from inception (July 9, 2002) to December 21, 2005

OPERATING ACTIVITIES
Net loss	$(7,599,177)	$(3,248,897)	$(11,451,240)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation expense	564,649	371,114	973,005
Depreciation and amortization expense	263,131	15,757	290,287
Common stock issued in exchange for services	—	—	251,683
Redeemable Series A Convertible Preferred Stock issued in exchange for services	—	85,000	85,000
Common stock issued to employees	—		83,896
Common stock issued to founders	—		16,000
Common stock issued to employees in lieu of compensation	985,156		985,156
Note payable issues in lieu of compensation	165,000		165,000
Impairment of long-lived assets	97,500	394,554	492,054
Changes in operating assets and liabilities:
Restricted cash	—	(135,000)	(135,000)
Prepaid expenses and other assets	(362,665)	(5,666)	(386,355)
Due to stockholders	(13,086)	(51,487)	101,893
Accounts payable and accrued liabilities	297,981	1,164,950	1,495,647
Net cash used in operating activities	(5,601,511)	(1,409,675)	(7,032,974)

INVESTING ACTIVITIES
Purchases of property and equipment	(531,304)	(332,636)	(938,952)
Net cash used in investing activities	(531,304)	(332,636)	(938,952)

FINANCING ACTIVITIES
Proceeds from issuance of common stock	—	—	125,000
Proceeds from exercise of stock options	50	35,000	35,050
Proceeds from issuance of Redeemable Series A Convertible Preferred Stock	—	1,735,000	1,735,000
Costs associated with issuance of Redeemable Series A Convertible Preferred Stock	—	(52,871)	(52,871)
Proceeds from exercise of warrants to purchase Redeemable Series A Convertible Preferred Stock	167,880	—	167,880
Proceeds from issuance of Redeemable Series B Convertible Preferred Stock	3,383,748	—	3,383,748
Costs associated with issuance of Redeemable Series B Convertible Preferred Stock	(37,015)	—	(37,015)
Proceeds from issuance of notes payable	2,935,000	—	2,935,000
Bank Overdraft	68,478	—	68,478
Repayments of notes payable	(250,000)	—	(250,000)
Net cash provided by financing activities	6,268,141	1,717,129	8,110,270
Net (decrease) increase in cash and cash equivalents	135,326	(25,182)	138,344
Cash and cash equivalents at beginning of period	3,018	28,200	—
Cash and cash equivalents at end of period	$138,344	$3,018	$138,344

Supplemental disclosure of non-cash investing and financing activities:
Value of contributions in-kind relating to Redeemable Series A Convertible Preferred Stock issued	$—	$85,000	$85,000
Value of contributions to in-kind relating to common stock issued	$—	$—	$760,000
Value of warrants issued in connection with Redeemable Series A Convertible Preferred Stock issued	$—	$143,066	$143,066
Common stock issued to founders	$—	$16,000	$16,000
Accretion of Redeemable Series A Convertible Preferred Stock	$19,473	$16,223	$35,696
Accretion of Redeemable Series B Convertible Preferred Stock	$4,255	$—	$4,255
Common stock issued in lieu of compensation	$606,250	$—	$606,250
Cancellation of Founders’ shares	$—	$—	$3,510

See Notes to Financial Statements

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Notes to Financial Statements

1. Nature of Business and Basis of Presentation

U.S. Open Healthcare Management, Inc. (“USOH”) was incorporated under the laws of the State of New York on July 9, 2002. Flagship Patient Advocates, Inc. (formerly known as Flagship Healthcare Management, Inc.) (“Flagship” or the “Company”) was incorporated under the laws of the State of Delaware on February 11, 2004. On February 18, 2004, USOH entered into an Agreement and Plan of Merger (the “Merger”) with Flagship. All of the outstanding shares of USOH common stock were converted into Flagship common stock, and the net assets of USOH were contributed to Flagship.

Flagship’s activities to date have been focused on developing a membership-based specialty healthcare advocacy company providing physician referrals, on a priority basis, and emergent care needs to its members, all linked by a sophisticated management system.

As the Company has not yet commenced its principal business operations, at December 31, 2005, Flagship is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7.

The accompanying financial statements have been prepared on a going concern basis. As shown in the accompanying financial statements, the Company has incurred losses in the development stage totaling $11,451,240 at December 31, 2005. These factors, among others, indicate that there is substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management recognizes that the Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to allow the Company to continue the development of its business plan and satisfy its obligations on a timely basis. Management believes that such cash flows will be funded by additional equity and/or debt financings through the time in which the Company evolves from the development stage and generates sufficient positive cash flows from its operations, if ever. However, there can be no assurance that management’s plans will be able to be achieved.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, if any, and expenses during the reporting period. The accounting estimates that require management’s most difficult and subjective judgments include capitalization of certain assets, depreciable/amortizable lives, impairment of long-lived assets, and the fair value of common stock and options issued for services as well as the allocation of proceeds from the issuance of equity instruments. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Notes to Financial Statements

Cash and Cash Equivalents

The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

Deferred Registration Costs

As of December 31, 2005, the Company has incurred deferred registration costs of $58,379 relating to expenses incurred in connection with a financing transaction. Upon consummation of this financing, the deferred registration costs will be amortized over the term of the debt. Should the financing prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Restricted Cash

Included in restricted cash on the accompanying balance sheet as of December 31, 2005 is $135,000, which is being held to secure a letter of credit, related to the Company’s office space operating lease (Note 12).

Property and Equipment

Property and equipment, consisting principally of computer equipment and capitalized purchased and internally developed software programs, are recorded at cost. Depreciation and amortization are provided for, using straight-line methods, in amounts sufficient to relate the cost of depreciable and amortizable assets to operations over their estimated useful lives. Repairs and maintenance are charged to operations as incurred.

The Company has adopted Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires that certain costs incurred in purchasing or developing software for internal use be capitalized as internal use software development costs and included in fixed assets. Amortization of the software will begin when the software is ready for its intended use.

The Company has adopted Securities Exchange Commission (“SEC”) Staff Accounting Bulletin No. 48, Transfers of Nonmonetary Assets by Promoters or Shareholders. This bulletin requires that transfers of nonmonetary assets or services to the Company by its shareholders in exchange for stock be recorded as the transferors’ historical cost basis determined under GAAP.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Notes to Financial Statements

Long-Lived Assets

The Company periodically assesses the likelihood of recovering the cost of long-lived assets based on its expectations of future profitability and undiscounted cash flows. These factors, along with management’s plans with respect to the operations, are considered in assessing the recoverability of long-lived assets.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company reduces credit risk by placing its cash and cash equivalents with major financial institutions with high credit ratings. At times, such amounts may exceed federally insured limits.

Fair Value of Financial Instruments

The fair values of the Company’s assets and liabilities that qualify as financial instruments under Statement of Financial Accounting Standards (“SFAS”) No. 107 approximate their carrying amounts presented in the accompanying balance sheet at December 31, 2005.

The Company has accounted for redeemable preferred stock in accordance with the provisions of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS No. 150”). SFAS No. 150 requires the classification of certain financial instruments as liabilities, including instruments issued in the form of shares that are mandatorily redeemable. As the Redeemable Series A and Series B Convertible Preferred Stock issued by the Company are not mandatorily redeemable at a specified or determinable date, or upon an event that is certain to occur, the Company is not required to account for these instruments as liabilities under the provisions of SFAS No. 150 and as such has presented the Redeemable Series A and Series B Convertible Preferred Stock in the mezzanine section of the accompanying balance sheet at December 31, 2005.

Revenue Recognition

The Company recognizes revenues in accordance with SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (“SAB No. 101”) as amended by SEC Staff Accounting Bulletin No. 104, Revenue Recognition, revised and updated (“SAB No. 104”), which stipulates that revenue generally is realized or realizable and earned, once persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectibility is reasonably assured. The Company sells memberships to individuals and institutions for access to its healthcare service offerings. The Company recognizes revenue ratably, over the life of the membership. The Company recognized $5,194 of revenue for the year ended December 31, 2005.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Notes to Financial Statements

Stock-Based Compensation

The Company has elected early adoption of SFAS No. 123(R) (revised 2004), Share Based Payment (“SFAS No. 123(R)”), which requires the recognition of compensation expense for employee stock options and other share-based payments. SFAS No. 123(R) was issued in December 2004. Under this method of adoption, expense related to employee stock options and other share-based payments is recognized over the relevant service period based on the fair value of each stock option grant.

The Company has accounted for non-employee compensation expense in accordance with Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”), which requires non-employee stock options to be measured at their fair value as of the earlier of the date at which a commitment for performance to earn the equity instruments is reached (“performance commitment date”) or the date at which performance is complete (“performance completion date”). Accounting for non-employee stock options which involve only performance conditions when no performance commitment date or performance completion date has occurred as of the interim financial reporting date requires measurement at the instruments then-current fair value.

The Company has followed the guidance outlined in FASB Interpretations (“FIN”) No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (“FIN 28”) as it relates to computing expense when appreciation rights vest over time. As of December 31, 2005, the Company accounted for 2,055,000 options under the guidance of EITF 96-18.

The fair value of each stock option grant to employees is estimated on the date of grant. The fair value of each stock option grant to non-employees is estimated on the applicable performance commitment date, performance completion date, or interim financial reporting date. A Black-Scholes option-pricing model, applying the following weighted average assumptions, was used to estimate the fair value for employee and non-employee stock options issued during each of the applicable fiscal years:

	2005	2004

Dividend yield	0.00%	0.00%
Expected volatility	80.67%	80.33%
Risk-free rate	4.39% to 4.58%	4.14% to 4.71%
Expected life of options	10 years	10 years

The Company has made an evaluation as to which options or other equity instruments will ultimately vest and assumed a forfeiture rate of 20% when computing employee stock option expense for 2005 and 2004.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Notes to Financial Statements

Income Taxes

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of financial statements. The statement requires additional disclosures in the financial statements for certain items; it does not affect the Company’s financial position or results of operations. The Company had no comprehensive income (loss) items for the years ended December 31, 2005 and 2004 and for the period from inception (July 9, 2002) to December 31, 2005.

Recent Accounting Pronouncements Issued, Not Yet Adopted

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 153, Exchanges of Nonmonetary Assets (“SFAS No. 153”), an amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions (“Opinion 29”), is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on the Company’s financial position and results of operations.

In June 2005, the FASB issued staff position (“FSP”) FSP 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable. This FSP articulates the staff’s position on SFAS No. 150, and clarifies the accounting treatment surrounding warrants for mandatorily redeemable shares, requiring companies to classify the warrants as a liability on the face of the balance sheet. The application of the FSP is effective for reporting periods beginning after June 30, 2005. The adoption of FSP 150-5 is not expected to have a material impact on the Company’s financial position and results of operations.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Notes to Financial Statements

In December 2005, the FASB issued SFAS No. 154 Accounting Changes and Error Corrections (“SFAS No. 154”), a replacement of APB 29 and FASB Statement No. 3. Opinion 29 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The adoption of SFAS No. 154 is not expected to have a material impact on the Company’s financial position and results of operations.

3. Property and Equipment, net

Property and equipment, net consists of the following at December 31, 2005:

		Estimated useful lives

Computer hardware	$186,905	3 years
Computer software	254,884	3 years
Equipment	93,003	5 years
Furniture and fixtures	206,702	6 years
Leasehold improvements	16,260	Shorter of life of asset or lease term
	757,754
Less: Accumulated depreciation and amortization	(176,589)
	$581,165

The Company recognized $394,554 of impairment expense in August 2004, related to software acquired in 2003 to build the Company’s member database tool. Development efforts pursued during 2004 related to new technology made it unlikely that the Company would derive any future benefit from the assets that were initially acquired in 2003. This amount is recorded as impairment in long-lived assets in the accompanying statement of operations for the year ended December 31, 2004.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Notes to Financial Statements

The Company recognized $97,500 of impairment expense in December 2005, related to a physician database acquired in 2004. The physician database was put into use in early 2005; however, management made the determination that the software was not going to meet the growing needs of the business. Internal development efforts took place to create a new physician database and in December 2005 the assets initially acquired in 2004 were put out of service. This amount is recorded as impairment in long-lived assets in the accompanying statement of operations for the year ended December 31, 2005.

Depreciation and amortization expense was $263,131 and $15,757 for the years ended December 31, 2005 and 2004, respectively.

4. Accrued Liabilities

Accrued liabilities consisted of the following at December 31, 2005:

Accrued professional fees	$202,628
Deferred rent	77,389
Accrued interest payable	57,210
Other	9,400
Accrued compensation benefits	8,121
$354,748

5.  Redeemable Series A Convertible Preferred Stock

The Company has authorized 30,000,000 shares of preferred stock, of which a total of 10,948,906 shares have been designated as Redeemable Series A Convertible Preferred Stock (“Series A Preferred Stock”) with a par value of $0.001 per share. In February 2004 and April 2004 (the “First Closing” and the “Second Closing”, respectively), the Company entered into a Securities Purchase Agreement with individual investors (the “Investors” or the “Holders”) to purchase a total of 6,642,341 of the Company’s Series A Preferred Stock and warrants to purchase 1,328,468 shares of the Company’s Series A Preferred Stock (the “Warrants”) at a price of $0.274 per share for an aggregate purchase price of $1,820,000, which consisted of $1,735,000 in cash. The Warrants are exercisable in whole or in part through February 11, 2010, subject to certain events as described in the Securities Purchase Agreement. The net proceeds from the First Closing and Second Closing were allocated to the Series A Preferred Stock and Warrants based on their relative fair values, resulting in an allocation of value to the warrants of $70,000, and a beneficial conversion feature of $73,066, which were recorded as additional paid-in capital, and a reduction in the carrying value of the Series A Preferred Stock.

During 2005, 612,701 warrants were exercised at $0.274 for an aggregate purchase price of $167,880.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Notes to Financial Statements

Between August and December 2003, a shareholder of the Company incurred expenses on behalf of the Company relating to, among other things, salaries allocable to individuals working on Company matters, rent and other allocable expenses for space utilized at the shareholder’s office. As part of the First Closing, the Company issued 310,219 shares of the Company’s Series A Preferred Stock and 62,044 Warrants at $0.274 per share to settle these charges amounting to $85,000.

In connection with the First Closing and Second Closing the Company incurred issuance costs of $52,871, which was recorded as an offset to the carrying value of the Series A Preferred Stock.

As the redemption price, as described below, exceeds the recorded amount of the Series A Preferred Stock, the Company is accreting the difference using the effective interest method over the period from the date of issuance until February 11, 2010. Accretion of the carrying value of the Series A Preferred Stock was $19,473 and $16,223 for the years ended December 31, 2005 and 2004, respectively, and has been charged directly to additional paid-in capital.

The following is a summary of certain rights and preferences of the Series A Preferred Stock pursuant to the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”):

Redemption - Holders of a majority of the then outstanding shares of Series A Preferred Stock have the right to require the Company to redeem 50% and 100% of all outstanding shares of Series A Preferred Stock at any time after February 11, 2009 and February 11, 2010, respectively, at a redemption price per share equal to the Series A Original Purchase Price, as defined in the Certificate of Incorporation.

Dividends - The holders of the Series A Preferred Stock are entitled to any dividends declared on the common stock.

Liquidation - In the event of liquidation, dissolution or winding up of the Company, the holders of Series B preference amount to the holders of Series B Preferred Stock, if any, (See Note 6) the holders of the Series A Preferred Stock are entitled to receive in preference to all holders of other classes of stock their Series A preference amount, if any, as defined in the Certificate of Incorporation.

Conversion - The holders of the Series A Preferred Stock are entitled at any time, upon written election to the Company to cause a Voluntary Individual Conversion, as defined in the Certificate of Incorporation, of the Series A Preferred Stock into common stock. Each outstanding share of Series A Preferred Stock shall automatically be converted into common stock upon a Qualified Public Offering, as defined in the Certificate of Incorporation. As of December 31, 2005, each share of Series A Preferred Stock is convertible into one share of common stock.

Voting - Holders of Series A Preferred Stock shall be entitled to the number of votes equal to the largest number of shares of common stock into which such shares of Series A Preferred Stock could be converted on the record date of the vote or written consent of stockholders.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Notes to Financial Statements

6. Redeemable Series B Convertible Preferred Stock

The Company has designated 7,692,308 shares of preferred stock as Redeemable Series B Convertible Preferred Stock (“Series B Preferred Stock”) with a par value of $0.001 per share. In January 2005, March 2005 and April 2005 (the “Closings”), the Company entered into a Securities Purchase Agreement with individual investors (the “Investors” or the “Holders”) to purchase a total of 5,205,768 of the Company’s Series B Preferred Stock at a price of $0.65 per share.

In connection with the Closings the Company incurred issuance costs of $37,015, which was recorded as an offset to the carrying value of the Series B Preferred Stock.

As the redemption price, as described below, exceeds the recorded amount of the Series B Preferred Stock, the Company is accreting the difference using the effective interest method over the period from the date of issuance until January 26, 2010. Accretion of the carrying value of the Series B Preferred Stock was $4,255 for the year ended December 31, 2005, and has been charged directly to additional paid-in capital.

The following is a summary of certain rights and preferences of the Series B Preferred Stock pursuant to the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”):

Redemption - Holders of a majority of the then outstanding shares of Series B Preferred Stock have the right to require the Company to redeem 50% and 100% of all outstanding shares of Series B Preferred Stock at any time after January 26, 2011 and January 26, 2010, respectively, at a redemption price per share equal to the Series B Original Purchase Price, as defined in the Certificate of Incorporation.

Dividends - The holders of the Series B Preferred Stock are entitled to any dividends declared on the common stock.

Liquidation - In the event of liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock are entitled to receive in preference to all holders of other classes of stock their Series B preference amount, if any, as defined in the Certificate of Incorporation.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Notes to Financial Statements

Conversion - The holders of the Series B Preferred Stock are entitled at any time, upon written election to the Company to cause a Voluntary Individual Conversion, as defined in the Certificate of Incorporation, of the Series B Preferred Stock into common stock. Each outstanding share of Series B Preferred Stock shall automatically be converted into common stock upon a Qualified Public Offering, as defined in the Certificate of Incorporation. As of December 31, 2005, each share of Series B Preferred Stock is convertible into one share of common stock.

Voting - Holders of Series B Preferred Stock shall be entitled to the number of votes equal to the largest number of shares of common stock into which such shares of Series B Preferred Stock could be converted on the record date of the vote or written consent of stockholders.

7. Stockholders’ Equity

Preferred Stock

The Company has authorized an aggregate of 30,000,000 shares of preferred stock with a par value of $0.001, of which a total of 10,948,906 shares have been designated as Series A Preferred Stock and 7,692,308 shares have been designated as Series B Preferred Stock. The remaining 11,358,786 shares were un-issued as of December 31, 2005.

Common Stock

All share data has been retroactively restated to reflect the conversion of USOH common stock and stock options into Flagship common stock and stock options in connection with the Merger.

During 2002, the Company sold 2,857,150 shares of the Company’s common stock resulting in aggregate proceeds of $125,000.

Through July 2003, certain of the Company’s shareholders incurred expenses on behalf of the Company relating to, among other things, salaries allocable to individuals working on Company matters, rent and other allocable expenses for space utilized at the offices of one of the shareholders and consulting expenses for consultants utilized to further the Company’s platform development. In accordance with EITF 96-18, the consideration of services rendered and the corresponding equity contribution were recorded at fair value. In addition during August 2003, one of the Company’s shareholders contributed assets to the Company, with the expectation that such assets would further the Company’s platform development, some assets with the specific intent to be the basis on which the Company would build its member database tool for its core services. In accordance with SEC Staff Accounting Bulletin No. 48, Transfers of Nonmonetary Assets By Promoters Or Shareholders, the assets and the corresponding equity contribution were recorded at the shareholder’s historical cost basis. In August 2003, the aggregate of these amounts due to shareholders were contributed by the shareholders to the capital of the Company, and 13,678,910 common shares with a carryover basis of $760,000 were issued. Subsequently, the Company recognized $394,554 of impairment expense in August 2004 related to a portion of the assets that were contributed (Note 3).

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Notes to Financial Statements

During 2003, two of the Company’s founders contributed an aggregate of 3,510,000 shares of common stock to the Company: one of the Company’s founders contributed an aggregate of 2,000,000 shares of common stock to be reserved for the Company’s stock option plan, and two of the Company’s founders gave 1,510,000 shares of the Company’s common stock to employees resulting in $83,896 of compensation expense included in the accompanying statement of operations for the period from inception (July 9, 2002) to December 31, 2005.

In March 2005, the Company issued 3,031,250 shares of common stock to certain members of management to settle $606,250 of compensation costs accrued during the year ended December 31, 2004. The stock was issued at $0.525 per share and resulted in additional compensation expense of approximately $985,156.

As of December 31, 2005, 13,255,863 shares of common stock were available for future issuance.

8. Stock-Based Compensation

2004 Stock Option and Grant Plan

From time to time, Flagship issued stock-based compensation to its officers, directors, employees and consultants. As of December 31, 2005 there were 9,000,000 shares authorized under the Company’s stock options plan. The maximum term of options granted is generally 10 years and generally options vest over a period of four years. However, the Board of Directors of the Company may approve other vesting schedules. Flagship has issued options to employees and non-employees under stock option agreements. Vested options may be exercised in whole or in part.

The exercise price of the stock options granted is determined by the Board of Directors on the date of grant, considering factors such as the sale of stock, results of operations.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Notes to Financial Statements

Flagship recognized compensation expense of $209,743 and $81,200 for the years ended December 31, 2005 and 2004, respectively, as a result of issuing options to employees, which is included in selling, general and administrative in the accompanying statements of operations. In addition, Flagship recognized compensation expense of $33,727 and $13,962 for the years ended December 31, 2005 and 2004, respectively, as a result of issuing options to employees, which is included in membership services in the accompanying statements of operations.

During the years ended December 31, 2005 and 2004, Flagship recognized compensation expense of $321,179 and $275,951, respectively, as a result of issuing options to non-employees, which is included in membership services in the accompanying statements of operations.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Notes to Financial Statements

The following is a summary of the Flagship’s stock option activity for the years ended December 31, 2003, 2004 and 2005:

	Options	Weighted Average Exercise Price	Weighted Average Fair Value

Options outstanding January 1, 2003	—	$—	$—

Options granted	2,430,000	0.035	0.037
Options exercised	—	—	—
Options cancelled	(80,000)	0.035	0.037

Outstanding, December 31, 2003	2,350,000	$0.035	$0.037

Options granted	3,203,000	0.117	0.205
Options exercised	(1,000,000)
Options cancelled	(90,000)	0.100	0.210

Outstanding, December 31, 2004	4,463,000	$0.093	$0.169

Options granted	2,162,000	0.200	0.471
Options exercised	—	—	—
Options cancelled	(1,543,000)	0.076	0.146

Outstanding, December 31, 2005	5,082,000	$0.142	$0.407

Exercisable, December 31, 2005	1,808,250	$0.092	$0.237
Exercisable, December 31, 2004	1,953,250	$0.076	$0.147

The options outstanding at December 31, 2005 and 2004 had an exercise price range of $0.035 to $0.89 and $0.035 to $0.20 per share, respectively. The options outstanding had a weighted average remaining contractual life of approximately 8.8 and 9.2 years, and intrinsic value of $4,352,980 and $837,893, respectively.

As of December 31, 2005 and 2004, there were 1,808,250 and 1,953,250 exercisable options with a total intrinsic value of $1,439,343 and $304,789, and a weighted average remaining contractual term of approximately 8.3 and 9.1 years, respectively.

As of December 31, 2005 and 2004, there was $772,628 and $169,461 of total deferred compensation cost related to options issued to employees, respectively.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Notes to Financial Statements

9. Note Payable

During 2005, the Company issued an aggregate of $3,100,000 in short-term notes, of which $2,050,000 was issued to officers and directors of the Company. Of the aggregate amount issued, $165,000 was issued to an officer of the Company in lieu of compensation. In February 2005, $250,000 of the amounts due to an officer was repaid. The notes bear interest at approximately 7.0%. Of the aggregate amount issued, $2,850,000 was outstanding at December 31, 2005 and $2,600,000 was converted into Secured Convertible Term Notes in January 2006 (Note 14).

10. Retirement Plan

Defined Contribution Plan

The Company has a 401(k) Profit Sharing (“Plan”) available for substantially all employees who have been with the Company for a minimum of six months. Employees’ may contribute up to the annual Internal Revenue Service dollar limit. Company contributions to the Plan are at the discretion of the Company.  The Company has not made any contributions to the Plan to date.

11. Income Taxes

A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective tax was as follows:

	For the Year Ended December 31,
	2005	2004

Statutory U.S. rate	34.0%	34.0%
State and City income taxes, net of federal benefit	11.0%	11.0%
Effect of valuation allowance	(45.0%)	(45.0%)

Total income tax expense (benefit)	0.0%	0.0%

Significant components of the Company’s future tax assets at December 31, 2005 and 2004 are as follows:

	2005	2004

Net operating loss carryforwards	$4,445,000	$1,399,000
Depreciation	(14,100)	(21,700)
Deferred rent	17,600	(3,700)
Options expense	421,100	167,000
Impairment	255,700	177,500
Deferred tax assets	5,125,300	1,718,100
Effect of valuation allowance	(5,125,300)	(1,718,100)
Net deferred tax assets	$—	$—

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Notes to Financial Statements

The following table summarizes the change in the valuation allowance:

	For the Year Ended December 31,
	2005	2004

Valuation allowance at beginning of year	$(1,718,100)	$(262,700)
Charged to provision for income taxes	(3,407,200)	(1,455,400)
Valuation allowance at end of year	$(5,125,300)	$(1,718,100)

At December 31, 2005, the Company had net operating loss (“NOL”) carryforwards of approximately $9,878,000, which expire through 2025, subject to certain limitations. A full valuation allowance has been established because of the uncertainty regarding the Company’s ability to generate income sufficient to utilize the tax losses during the carryforward period. The increase of $3,407,200 and $1,455,400 in the valuation allowance for the years ended December 31, 2005 and 2004, respectively, is primarily due to the increase in the net operating loss of the Company over the same periods.

12. Commitments and Contingencies

Leases

The Company leases office space under an operating lease, which covers a period from December 12, 2004 through December 29, 2010.

As of December 31, 2005, future minimum payments under this lease were as follows:

2006	$278,100
2007	286,443
2008	295,036
2009	303,887
2010	286,051
$1,449,517

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Notes to Financial Statements

Rent expense is recognized over the term of the lease on a straight-line basis. Total rent expense was $286,084 and $106,048 for the years ended December 31, 2005 and 2004, respectively. Included in accrued liabilities on the accompanying balance sheet as of December 31, 2005 is deferred rent of $77,389.

Litigation

From time to time, in the normal course of business, the Company may be involved in certain litigation and/or proceedings (Note 14).

13. Related Party Transactions

From inception through December 2004, the Company’s principal operations were conducted from the offices of one of its principal shareholders. During that time, expenses totaling approximately $538,600 allocable to the Company, including salaries, rent and other direct and indirect expenses, were charged to the Company by the shareholder. From time to time, amounts incurred by shareholders on behalf of the Company have either been contributed to the equity of the Company, or repaid from available cash on hand.

During the year ended December 31, 2004, the Company incurred approximately $135,000 in software development costs payable to UCA Services, Inc., a subsidiary of NetFabric Holdings, Inc., a company which has a common principal shareholder with Flagship.

Due to stockholders on the accompanying balance sheet at December 31, 2005 represents amounts owed a stockholder of the Company for expenses paid on behalf of the Company.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Notes to Financial Statements

14. Subsequent Events

Fixed Price Convertible Notes

On January 30, 2006, Flagship entered into an agreement with certain investors to invest $7,100,000 in Secured Convertible Term Notes (the “Notes”) in Flagship. Of the $3,100,000 short-term notes discussed above (Note 9), $2,600,000 was converted as part of the Notes. The Notes are collateralized by the assets of Flagship, bear interest at the prime rate published in the Wall Street Journal plus 1.0% and are convertible into common stock of Flagship at a fixed conversion price of $0.90 per share. Commencing one year after the closing of the Notes, Flagship is required to repay the Notes on a monthly basis over the next 24 months. In the event that any of the principal is converted into common stock, the amount converted shall be credited against the next monthly payment. Flagship has the option of prepaying any outstanding principal by paying to the note holders 130% of the principal amount. In connection with the issuance of the Notes, Flagship issued to the investors 7,968,950 shares of common stock. The investors also received seven year warrants to purchase 1,902,174 shares of common stock of Flagship with an exercise price of $0.92 per share.

Acquisition

On January 30, 2006, Flagship purchased 34,000,000 shares of common stock of Finity Holdings, Inc. (“Finity”) from Common Solutions LLC for $240,000. As a result Flagship controls 60.9% of the voting stock of Finity. The funds for the purchase of these shares came from the financing discussed above. On the Closing of the Exchange Agreement (see below) Finity will acquire all of the issued and outstanding capital stock of Flagship on a one for one basis in exchange for an aggregate of 55,587,755 newly issued shares of Finity’s common stock. The shares of Finity held by Flagship will be cancelled at the time of the Closing.

The Exchange Agreement

On January 30, 2006, (the “Closing Date”) Flagship entered into a Share Exchange Agreement (the “Exchange Agreement”) with Finity and with all of the stockholders (the “Stockholders”) of Flagship. The closing shall occur immediately following Finity’s filing of a Restated and Amended Certificate of Incorporation which shall effectuate a name change of Finity, a one hundred twenty-five (125) for one (1) reverse stock split, and an increase in the authorized shares to a total of 130,000,000 shares of capital stock (the “Closing”). The minority shareholders of Finity will own approximately 174,092 shares of Finity common stock, less than 1%, after the reverse split and the Closing. Finity will acquire all of the issued and outstanding capital stock of Flagship from the Stockholders on a one for one basis in exchange for an aggregate of 55,587,755 newly-issued shares of Finity’s Common Stock (the “Exchange”). Since the stockholders of Flagship will receive the majority of the voting shares of Finity, Finity will carry on the business of Flagship, and the officers and directors of Flagship will become the officers and directors of Finity, the transaction will be accounted for as Flagship being the accounting acquirer (legal acquiree) and Finity being the accounting acquiree (legal acquirer). Since at the closing Finity was a non-operating shell corporation no longer meeting the definition of a business as defined in EITF Consensus 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, the transaction will be equivalent to Flagship issuing stock for the net liabilities of Finity accompanied by a recapitalization. The accounting will be identical to that resulting from a reverse acquisition, except that there will be no adjustments to the historic carrying values of the assets and liabilities.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Notes to Financial Statements

The financial statements of Flagship prior to the recapitalization will become the historical financial statements of the combined entities.

Registration Rights

Pursuant to the terms of the Notes discussed above, Finity is required to file a registration statement with the SEC within 60 days of the Closing or April 30, 2006 whichever shall come first, registering all of the common stock underlying the investment and will have the registration declared effective within 120 days of funding. If the registration is not filed or declared effective by the SEC within the required timeframe, then Finity will be required to pay to the investors certain damages.

Pending Litigation

A former independent contractor (the “Plaintiff”) has filed a lawsuit against Flagship among others. The Plaintiff alleges that he was promised employment with the Company and performed services to Flagship based on these promises. The Plaintiff is seeking compensatory and punitive damages, including the issuance of additional shares of stock for these services and attorney fees in an aggregate amount of approximately $1,800,000. The Company believes this lawsuit is without merit and intends to defend it vigorously. In management’s opinion the final resolution of this matter will not have material impact on the financial statements of the Company.

Acquisition of PEMMS Limited

In February 2006, Flagship entered into a letter of intent to acquire the assets of PEMMS Limited. (“PEMMS”), an early-stage technology company focusing on the personal health market. The transaction will provide Flagship with several strategic benefits, primarily the acquisition of the PEMMS Personal Electronic Medical Management Systems software, a proprietary secure web-based repository wherein an individual can store his/her own medical records to be later retrieved at a moments notice.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Notes to Financial Statements

In March 2005, Flagship entered into an agreement with PEMMS to license its proprietary software. Simultaneously, Flagship also entered into an agreement with PEMMS wherein PEMMS would provide all maintenance, support, and hosting services. During 2005, Flagship paid PEMMS $178,875 for these services.

Pursuant to the Letter of Intent, Flagship will acquire the assets of PEMMS for 300,000 shares of Flagship common stock. The existing employees of PEMMS will become employees of Flagship and Flagship will acquire the existing contracts and assets of PEMMS.

Exercise of Warrants:

In January 2006, 500,439 warrants were exercised at $0.274 for an aggregate purchase price of $137,120.